We hereby consent to the use in each Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the Registration Statement No. 333-79379 on Form N-4 (the "Registration Statement") of (1) our report dated February 1, 2000 relating to the financial statements of Separate Account No. 49 of The Equitable Life Assurance Society of the United States for the year ended December 31, 1999, and (2) our report dated February 1, 2000 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1999, which reports appear in such Statements of Additional Information. We also consent to the incorporation by reference in these Prospectuses of our reports dated February 1, 2000 appearing on page F-1 and page F-47 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the references to us under the headings "Custodian and Independent Accountants" in the Statement of Additional Information and "About our independent accounts" in the Prospectus.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
April 25, 2000